Exhibit 99.2
Fourth-Quarter 2010 Results—Supplemental Information
A.	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the fourth quarter of 2010?

The Oilfield Services pretax return on sales for the fourth quarter of 2010 was 22.1% versus 19.9% in the third quarter of 2010.

B.	WesternGeco

2)	What was the dollar amount of multiclient surveys capitalized in the fourth quarter of 2010?

WesternGeco capitalized $85 million of multiclient surveys in the fourth quarter of 2010.

3)	What were multiclient sales in the fourth quarter of 2010?

Multiclient sales, including transfer fees, were $242 million in the fourth quarter of 2010.

4)	What was the WesternGeco backlog at the end of the fourth quarter of 2010?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $876 million at the end of the fourth quarter of 2010.

C.	Schlumberger Limited

5)	What were the Schlumberger pretax and after-tax returns-on-sales for the fourth quarter of 2010 excluding charges and credits?

The Schlumberger pretax return on sales, excluding charges and credits, was 16.7% for the fourth quarter of 2010 versus 16.1% for the third quarter of 2010.

The Schlumberger after-tax return on sales, excluding charges and credits, was 12.8% for the fourth quarter of 2010 versus 12.8% for the third quarter of 2010.

6)	What was the Schlumberger Net Debt† at the end of the fourth quarter of 2010?

Net debt was $2.64 billion at December 31, 2010—$872 million lower than at the end of the previous quarter primarily due to strong cash collections during the fourth quarter.

Significant uses of liquidity during the fourth quarter included $1.01 billion of capital expenditures, US retiree medical plan funding of $200 million and the

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repurchase of $449 million of common stock under the Schlumberger stock repurchase program.

†	Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.
7)	What was included in “Interest and other income, net” for the fourth quarter of 2010?

“Interest and other income, net” for the fourth quarter of 2010 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$35
Interest Income	10

$45
8)	How did interest income and interest expense change during the fourth quarter of 2010?

Interest income of $10 million decreased $2 million sequentially. Interest expense of $61 million increased $13 million sequentially.

9)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the fourth quarter of 2010?

The difference in the fourth quarter of 2010 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

10)	Why was there a difference between the Schlumberger pretax income and the pretax income of the five business segments for the fourth quarter of 2010?

The difference in the fourth quarter of 2010 consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with intangible assets recorded in connection with the Smith merger.

11)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2010?

The ETR for the fourth quarter of 2010 was 23.1% compared to 21.0% in the prior quarter, excluding charges and credits in both periods. The increase was primarily due to the fact that a significantly larger portion of earnings was generated in North America in the fourth quarter. The merger with Smith also contributed to the higher ETR.

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The ETR for full-year 2011 is expected to be in the mid twenties, although some volatility may be experienced in the ETR on a quarterly basis primarily due to the geographic mix of earnings.

12)	What were the significant recurring impacts of the purchase accounting relating to the Smith merger recorded in the fourth quarter?

During the fourth quarter, Schlumberger recorded pretax depreciation and amortization expense associated with fair value adjustments to Smith’s acquired assets of approximately $50 million. Such amount is included in “Corporate and Other” and is not allocated to the segments.

In addition, during the fourth quarter, Schlumberger recorded a reduction in pretax interest expense of $14 million as a result of fair value adjustments relating to Smith’s long-term fixed rate debt.

13)	What is the capex guidance for 2011?

Schlumberger capex is expected to approach $4 billion for the full-year 2011. Capex in 2010 was $2.91 billion.

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D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
(Stated in millions except per share amounts)

	Fourth Quarter 2010
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS (*)

Income from Continuig Operations attributable to Schlumberger, as reported	$1,335	$290	$2	$1,043	$0.76

Inventory fair value adjustments	115	42	—	73	0.05
Merger related employee benefits	16	4	—	12	0.01
Professional fees & other	17	1	—	16	0.01
Repurchase of bonds	32	12	—	20	0.01

Income from Continuing Operations attributable to Schlumberger, excluding charges and credits	$1,515	$349	$2	$1,164	$0.85

(*)	Does not add due to rounding.

	Fourth Quarter 2010
		Before
		Charges
	GAAP	& Credits

Pretax return on sales	14.7%	16.7%
After tax return on sales	11.5%	12.8%
Effective tax rate	21.8%	23.1%
(Stated in millions except per share amounts)

	Third Quarter 2010
			Noncont.		Diluted
	Pretax	Tax	Interest	Net	EPS

Income from Continuig Operations attributable to Schlumberger, as reported	$1,940	$209	$(3)	$1,734	$1.38

Restructuring and Merger-related Charges:
Severance and other	90	13	—	77	0.06
Impairment relating to WesternGeco’s first- generation Q-Land acquisition system	78	7	—	71	0.06
Other WesternGeco-related charges	63	—	—	63	0.05
Professional fees and other	56	1	—	55	0.04
Merger-related employee benefits	41	6	—	35	0.03
Mexico restructuring	40	4	—	36	0.03
Inventory fair value adjustments	38	14	—	24	0.02
Repurchase of bonds	28	10	—	18	0.01

Total restructuring and merger-related charges	434	55	—	379	0.30

Gain on investment in M-I SWACO	(1,270)	(32)	—	(1,238)	(0.98)

Net Income attributable to Schlumberger, excluding charges and credits	$1,104	$232	$(3)	$875	$0.70

	Third Quarter 2010
		Before
		Charges
	GAAP	& Credits

Pretax return on sales	28.3%	16.1%
After tax return on sales	25.3%	12.8%
Effective tax rate	10.8%	21.0%

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This document, the fourth-quarter and full-year 2010 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); the integration of both Smith and Geoservices into our business; the anticipated benefits of those transactions; oil and natural gas demand and production growth; oil and natural gas prices; operating margins; Schlumberger’s effective tax rate; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; continuing operational delays or program reductions as of result of the recently-lifted drilling moratorium in the Gulf of Mexico; the inability to successfully integrate the merged Smith and Geoservices businesses and to realize expected synergies, the inability to retain key employees; and other risks and uncertainties detailed in our fourth-quarter and full-year 2010 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
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